UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2006

Trex Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive

Winchester, Virginia 22603-8605

(Address of principal executive offices)

Registrant’s telephone number, including area code: (540) 542-6300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On January 19, 2006, Trex Company, Inc. (the “Company”) entered into amendments to the Company’s Reimbursement and Credit Agreement, dated as of December 1, 2004, between the Company and JPMorgan Chase Bank, N.A., as Bank and Administrative Agent (as previously amended, the “JPMorgan Agreement”), and the Company’s Credit Agreement, dated as of June 19, 2002, by and among TREX Company, LLC, the Company and Branch Banking and Trust Company of Virginia (as previously amended, the “BB&T Agreement” and, together with the JPMorgan Agreement, the “Agreements”). Among other things, the amendments, which were effective as of December 31, 2005, increased the principal amount of the revolving credit commitment under the BB&T Agreement for the period from January 1, 2006 through June 30, 2006 from $20 million to $30 million and increased by 1.0% the maximum interest rate margins potentially applicable to revolving loans and real estate loans under the BB&T Agreement. The amendments also added a new financial covenant under the Agreements for fiscal year 2005 and provided that specified financial covenants will not be measured for the last quarter of fiscal year 2005 and the first quarter of fiscal year 2006.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is incorporated by reference in this Item 2.03 in its entirety and made a part of this Item 2.03.

Subject to conditions of availability established under the BB&T Agreement, as amended, the Company may become obligated for up to $30 million principal amount of borrowings under the revolving credit facility established pursuant to the BB&T Agreement. The payment of all outstanding principal, interest and other amounts outstanding under the revolving credit facility may be declared immediately due and payable upon the occurrence of an event of default. The BB&T Agreement contains customary events of default, including failure of the Company to make payments when due, failure to comply with specific covenants, conditions or agreements, or specified events of bankruptcy. The BB&T Agreement also has a cross-default provision with other material debt of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2006	TREX COMPANY, INC.

	By:	/s/ PAUL D. FLETCHER
Paul D. Fletcher
Senior Vice President and Chief Financial Officer
(Duly Authorized Officer)

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